                                                                   EXHIBIT 10.21

December 19, 2001

Mr. Jerry Kronenberg
8621 Tournament Drive
Memphis, TN 38125

                              RE:   EMPLOYMENT STATUS AND CONDITIONS OF
                                    RETIREMENT FROM THOMAS & BETTS

Dear Jerry:

      To clarify our prior discussion, I have outlined below the terms and conditions of your continued employment status as well as your retirement from Thomas & Betts Corporation:

1. Through January 1, 2002, you will continue to be employed by Thomas & Betts. During this time, you will be available to assist in our efforts to transition our legal affairs to your replacement as well as provide counsel on other matters within your competence, knowledge and experience. Following the completion of your employment period, you will retire.

2. Your Employment Agreement dated September 5, 2001 is considered to be null and void as of January 1, 2002.

3. You will receive a one-time, lump sum severance payment in the amount of $400,625 gross in the pay period immediately following your retirement. This payment represents the equivalent of one times your base pay, bonus target and perk allowance. In addition, you will receive payment in the amount of $30,288 representing 30 days of unused and/or accrued vacation benefits.

4. At the time of the above payment a deduction will be made representing full repayment of the outstanding loan in the amount of $37,468 as documented in the memo dated September 15, 2000 from Connie Muscarella (Attachment A). In addition, loan payments in the amounts of $100,000, $94,621, $22,141 and $18,620 made to you in October 1994, April 1995,
      April 1996 and April 1997 respectively will be forgiven. Note that the $100,000 loan provided to you in October 1994 and related to your relocation will also be grossed-up for income tax purposes.

5. Upon your retirement, all Stock Options which will at the time have been granted to you by the Corporation prior to your retirement on December 31, 2001 will be treated in accordance with the Grant Agreement. Specifically, Options may be exercised in full at any time within six (6) years of the date of retirement, provided, however, that if such exercise occurs more than three (3) months after the date of such retirement, the Option shall be treated as a nonqualified stock option. Options cannot extend beyond their expiration date.

6. Regarding your Restricted Stock Awards, I will recommend to the Human Resource Committee of the Corporation's Board of Directors that the awards granted to you by the Corporation prior to your retirement on January 1, 2002 be released to you as of the time the restrictions lapse. It is intended that, in accordance with past practices, the awards will be released as per the original schedules if you have not violated Sections 10, 11, 12, 13 and 14 below.

7. I have recommended and the Human Resource Committee has approved an additional grant of benefits under the Thomas & Betts Executive Retirement Plan ("Retirement Plan"), as follows: Your benefits under the Retirement Plan shall be calculated under Section 2.05(b) of the Plan with the addition of five (5) years of credited service such that you shall be credited with a total of twelve (12) years, and such additional months as appropriate, of service.

8. With the successful completion of the employment terms set forth above, your benefits shall be as follows:

            Lump sum severance payment totaling $400,625.

            Executive Retirement Plan benefits as outlined in paragraph 7 above. A preliminary calculation is provided (Attachment B).

            Comprehensive medical and dental coverage, for you and Marsha (your current covered dependent), up to December 31, 2004 subject to the provisions of section 15. Note that for your coverage, T&B would be considered a secondary plan, whereas we would continue to be a primary provided for Marsha. The plan benefits and their costs will be based upon then-current plan offerings made available to active employees of Thomas & Betts. As you know, such plans may be changed from time to time and such changes in plan design, and/or participant contribution levels, will be applied to you in the same manner they are applied to our active employee participants.

            Following this period of coverage, you will have the option to continue medical and dental benefits as available through the Consolidated Omnibus Benefits Reconciliation Act (COBRA).

9. The Company shall provide indemnification as currently in effect, and shall maintain Directors' and Officers' Liability coverage under terms and conditions at least as favorable to you, and in amounts at least as much, as those currently in effect; however, such coverage shall in any event be maintained for a minimum period of five (5) years following your termination.

10. You have agreed with the obligations set forth in the Employment Proprietary Information and Invention Agreement (a copy of which is attached as Attachment C). The Company hereby waives any and all restrictions of non-compete as set forth in paragraph 8 of the Agreement, however, you understand and agree that the waiver of this paragraph in no way affects any obligation you have under any other provisions of the Employment Proprietary Information Agreement. You acknowledge that during your employment you developed, acquired and had access to substantial highly confidential operations, legal, technical and financial information. You agree that you shall retain all such confidential information in trust in a fiduciary capacity for the sole benefit of the Company and will not by any means divulge, use, or permit any third party to use any such confidential information except with the written approval of the Company's Chief Executive Officer.

11. You will notify us upon acceptance of any offer of employment obtained. In such event, you will secure from your new employer an agreement to make you available at reasonable times in order to fulfill your obligations under section 12 of this agreement.

12. You agree to cooperate fully in any investigation or other legal proceeding requested by the corporation with respect to any matter that arose during your employment with the corporation or which may involve matters within your knowledge. If any claims are asserted by or against the corporation (including its subsidiaries and affiliated entities), with respect to any matter that arose during your employment or about which you have any knowledge or information, you will cooperate fully in the corporation's prosecution or defense of such claims.

13. You specifically agree that you will not make any disparaging remarks, verbally or in writing, about the corporation, its officers, directors, shareholders, its policies, practices and customs, its products, strategies, or otherwise. It is expressly understood that your violation of this undertaking may adversely affect the future vesting of shares and options and the receipt of funds due to be paid upon the completion of your employment which the Board's Human Resources Committee would otherwise approve.

14. You understand and agree that you will refrain from recruiting and/or hiring any employee of Thomas & Betts and its affiliates for a period of three years following the completion of your active employment status.

15. This agreement shall be binding upon and inure to the benefit of any successor or assignee of the Corporation.

15. This agreement shall be construed in accordance with and governed by the laws of the State of Tennessee.

16. Nothing contained in this agreement shall supersede or eliminate any other retirement or other benefit to which you are entitled; the benefits provided herein are in addition to any other benefits to which you would otherwise be entitled. To the extent any benefit conferred here may be inconsistent with any practice or policy maintained by the Company, the provisions of this letter shall be controlling.

Sincerely,


/s/ T. Kevin Dunnigan

T. Kevin Dunnigan
Chairman and C.E.O.

                                        Agreed:  /s/ Jerry Kronenberg
                                                 -------------------------------
                                                 Jerry Kronenberg

                                        Date:    12/29/01
                                                 -------------------------------